UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2008

AMERIPRISE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Ameriprise Financial Center
Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01       Regulation FD Disclosure.

With Lehman Brothers Holdings Inc. (“Lehman Brothers”) having today filed a Chapter 11 bankruptcy petition concerning itself, Ameriprise Financial, Inc. (“Ameriprise”) herein describes specific credit exposures to Lehman Brothers and certain other financial services firms.

Ameriprise currently owns $157 million of Lehman Brothers senior notes maturing in 2009 and 2010.  These notes are currently trading at approximately 35% of par, with an unrealized loss position of approximately $102 million.

Ameriprise has offered to purchase, at par plus accrued interest, $50 million in Lehman Brothers Commercial Paper maturing September 26, 2008 currently held in money market mutual funds managed by Ameriprise’s subsidiary, RiverSource Investments LLC.  These securities are currently trading at approximately 35% of par, with an unrealized loss position of approximately $33 million. Ameriprise stands ready to purchase up to an additional $50 million of Lehman Brothers Commercial Paper held in these money market funds to maintain their $1 net asset value.

Additionally, in light of other recent news, Ameriprise owns approximately $118 million in American International Group, Inc. (“AIG”) related credit exposures, with $105 million in the form of guaranteed investment contracts issued by AIG’s SunAmerica Life Insurance subsidiary.  These contracts are considered insurance obligations and are pari-passu to policyholders of SunAmerica Life Insurance.

Ameriprise also owns $65 million in subordinated notes issued by Washington Mutual Bank, FA, the principal bank subsidiary of Washington Mutual, Inc.  These securities are currently trading at approximately 40% of par, with an unrealized loss position of approximately $39 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)

Date: September 15, 2008	By	/s/ Walter S. Berman
Walter S. Berman
Executive Vice President and
Chief Financial Officer